EXHIBIT 23.4

Donald Hulse, SME-RM

Gustavson Associates LLC, a Member of WSP

200 Union Blvd, Suite 440; Lakewood, CO 80228

CONSENT OF QUALIFIED PERSON

I, Donald Hulse, state that I am responsible for preparing or supervising the preparation of parts of the reports concerning mineral resources of the technical  report summary titled S-K 1300  Technical Report Summary  Lik Project; Northwest  Arctic Borough, Alaska, USA with an effective date  of December  31, 2021 as signed  and certified by me (the "Technical Report Summary").

Furthermore, I state that:

(a)	I consent to the public filing of the Technical Report Summary by Solitario Zinc Corp;

(b)

the document that the Technical Report Summary supports is Solitario Zinc Corp.'s Annual Form 10- K, and is incorporated by reference into  Registration  Statements on Form S-3 (File No. 333-249129) and  on  Form S-8 (File Nos. 333-224224 and  333-190304) and  any amendments or supplements thereto; (the "Document");

(c)

I  consent  to the  use of my name in the  Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)

I confirm that I have read the Document, and that the Document fairly and accurately  reflects, in the form and context in which it appears,  the information in the parts  of the Technical Report Summary for which I am responsible.

Dated at Lakewood, Colorado this 15 of March, 2022.

Signature of Qualified Person

Donald Hulse, SME-RM 04156257

Vl. 2021

Expert Consent_S-K 1300_Uk-Hulse.docx